                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         CANDLEWOOD HOTEL COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               [CANDLEWOOD LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1997

                            ------------------------

     The 1997 Annual Meeting of the Stockholders of Candlewood Hotel Company, Inc. (the "Company") will be held at 10:00 a.m. local time, on May 19, 1997, at the Company's executive offices at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, for the following purposes:

          1. To elect a board of seven directors for the ensuing year or until the election and qualification of their respective successors;

          2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors; and

          3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 7, 1997, the record date, will be entitled to notice of, and to vote at, the 1997 Annual Meeting and any adjournment thereof.

                                          By Order of the Board of Directors,
                                          [SIG]
                                          Warren D. Fix
                                          Secretary

Wichita, Kansas
Dated: April 14, 1997

                               [CANDLEWOOD LOGO]
                            ------------------------

                             LAKEPOINT OFFICE PARK
                               9342 EAST CENTRAL
                             WICHITA, KANSAS 67206

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 19, 1997
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Candlewood Hotel Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Company's executive offices at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, on May 19, 1997 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

     All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR (i) the election of the seven nominees to the Board of Directors listed herein; and (ii) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

     Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

     This proxy statement is being mailed to the Company's stockholders on or about April 14, 1997. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 9,025,000 shares of the Company's Common Stock outstanding at the close of business on the record date, April 7, 1997, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of the Company's Common Stock held of record by such stockholder on April 7, 1997.

     In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Company entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of March 31, 1997, the amount and percentage of the outstanding shares of the Company's Common Stock which, according to the information supplied to the Company, are beneficially owned by
(i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each person who is currently a director of the Company (each of whom is also a nominee for election as a director of the Company), (iii) each Named Executive Officer (as defined on page 6 hereof) and (iv) all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.

                                                                                     PERCENT OF
                                                                                     SHARES OF
                                                                                    COMMON STOCK
NAME AND ADDRESS OF                                                  NUMBER OF      BENEFICIALLY
BENEFICIAL OWNER(1)                                                    SHARES          OWNED
-------------------                                                  ----------     ------------
DIRECTORS/NOMINEES AND NAMED EXECUTIVE OFFICERS
Jack P. DeBoer(2)..................................................   2,108,299         23.4%
Richard J. Ferris(3)...............................................          --           --
Peter V. Ueberroth(3)..............................................          --           --
Warren D. Fix(4)...................................................     388,125          4.3%
Russell W. Meyer, Jr...............................................          --           --
Tony M. Salazar....................................................          --           --
Gary E. Costley....................................................       1,000            *
Larry D. Bowers....................................................         300            *
James E. Korroch...................................................          --           --
All directors and executive officers as a group (9
  persons)(2)(3)(4)................................................   2,497,724         27.7%
5% BENEFICIAL HOLDERS
Doubletree Corporation ("Doubletree")..............................   2,587,500         28.7%
  410 N. 44th Street
  Phoenix, AZ 85008
J.P. Morgan & Co., Inc.(5).........................................     765,900          8.4%
  60 Wall Street
  New York, NY 10260
Strong Capital Management, Inc.(6).................................     503,100          5.6%
  100 Heritage Reserve
  Menomonee Falls, WI 53051
Franklin Advisers, Inc.(7).........................................     485,000          5.4%
  777 Mariners Island Blvd.
  San Mateo, CA 94404
Provident Investment Counsel, Inc.(8)..............................     456,600          5.1%
  300 North Lake Avenue,
  Pasadena, CA 91101-4022

---------------

 *  Less than one percent.

(1) The address of each of the directors and officers listed in the table is Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206.

(2) Excludes 87,976 shares held by certain trusts, the beneficiaries of which are grandchildren of Mr. DeBoer (the "DeBoer Trusts"). Mr. DeBoer has no interest in such trusts and disclaims beneficial ownership of such shares.

(3) Excludes 2,587,000 shares held by Doubletree, the Co-Chairmen of which are Messrs. Ferris and Ueberroth. Messrs. Ferris and Ueberroth disclaim beneficial ownership of such shares.

(4) Includes 388,125 shares held by Warren D. Fix Family Partnership. Mr. Fix disclaims beneficial ownership of these shares except to the extent of his interest in the Fix Partnership.

(5) Based on Schedule 13G filed by J.P. Morgan & Co., Inc.

(6) Based on Schedule 13G filed by Strong Capital Management, Inc.

(7) Based on Schedule 13G filed by Franklin Advisers, Inc.

(8) Based on Schedule 13G filed by Provident Investment Counsel, Inc.

REGISTRATION RIGHTS

     As part of the August 1996 reorganization (the "Reorganization"), whereby the Company succeeded to the business of Candlewood Hotel Company, L.L.C., a Delaware limited liability company ("Candlewood LLC"), the Initial Stockholders (Doubletree, Mr. DeBoer, the DeBoer Trusts and the Fix Partnership) entered into an Incorporation and Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement provides the Initial Stockholders with certain rights with respect to the registration under the Securities Act of shares of Common Stock issued to them in the Reorganization, including rights (subject to certain limitations) to include such shares in any registration under the Securities Act effected for the benefit of the Company or at the request of another holder. Doubletree has demand registration rights pursuant to which it may require (subject to certain limitations) the Company to register the shares received in the Reorganization under the Securities Act. In general, the Company is only required to effect two such demand registrations. Upon the exercise of a demand registration, the Company may, at its option and in lieu of effecting such registration, purchase from Doubletree the shares requested to be registered for a cash amount equal to the estimated net proceeds (as defined in the Registration Rights Agreement) Doubletree would have received upon the registered public sale of such shares. The Company is not required to file a registration statement upon exercise of these demand registration rights within 180 days following any underwritten public offering of Common Stock or securities, convertible into or exercisable or exchangeable for Common Stock. All expenses of any registration relating to securities as provided in the Registration Rights Agreement (other than underwriting discounts and commissions and fees and expenses of counsel for selling stockholders) are to be borne by the Company.

STOCKHOLDERS AGREEMENT

     The Stockholders Agreement among the Company and the Initial Stockholders entitles the Initial Stockholders, among other things, to nominate directors to the Company's Board of Directors. Prior to the Offering, the Company's Board of Directors consisted of four directors, of which two were nominated by the Fix Partnership and JPD Corporation, a corporation controlled by Mr. DeBoer, and two were nominated by Doubletree. Pursuant to the Stockholders Agreement, following the completion of the Offering, the Board of Directors was expanded to include three directors who are not affiliated with any Initial Stockholder, which individuals were initially appointed by unanimous agreement of the directors then in office. Each of Mr. DeBoer and the Fix Partnership, acting jointly, and Doubletree is entitled to nominate one-half of the number of directors, other than the unaffiliated directors. Each of the Initial Stockholders has agreed to vote its shares of Common Stock in favor of individuals nominated pursuant to the Stockholders Agreement. Each of these stockholders has agreed to vote for the removal of a director if the Initial Stockholder that nominated such director so requests.

     The Stockholders Agreement also provides the Initial Stockholders with certain "veto rights" with respect to specified actions by the Company and its subsidiaries. In general, without the written approval of the Initial Stockholders, the Company may not amend its certificate of incorporation or bylaws or declare or pay any dividends or make any other distributions with respect to its capital stock, and neither the Company nor any of its subsidiaries may engage in certain acquisitions or dispositions, or make capital expenditures, involving consideration in excess of $10 million, purchase or redeem any of its capital stock, issue or sell any capital stock, options or similar derivative securities or file any registration statement with respect thereto, authorize or effect any stock dividend or stock split, incur or assume any indebtedness in excess of $10 million, engage in any business not significantly related to the business in which Candlewood LLC was engaged at the time the Company was incorporated, enter into certain related party transactions, change accountants or accounting principles or practices, establish arrangements for compensating officers, directors of employees in excess of certain levels or enter into other transactions or arrangements not in the ordinary course of business. In addition, without the written approval of each of the Initial Stockholders, the Company may not engage in certain transactions involving a merger, consolidation or liquidation of the Company, engage in certain acquisitions or dispositions, increase the size of its Board of Directors or engage in certain transactions involving the liquidation or sale of certain of its subsidiaries.

     The Stockholders Agreement also provides to Doubletree certain purchase rights with respect to future sales of Common Stock or securities convertible into or exchangeable for Common Stock. In general, if the Company intends to sell such securities for cash, subject to certain exceptions with respect to sales to employees, the Company must first offer to sell such securities to Doubletree in proportion to the number of Subject Shares (as defined therein) held by Doubletree.

     The Stockholders Agreement will terminate on November 5, 2006 or at such time as the Initial Stockholders hold less than 50% of the outstanding Common Stock of the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company as of March 31, 1997 are as follows:

              NAME             AGE                          POSITION
              ----            ---                           --------
    Jack P. DeBoer...........  65      Chairman of the Board, Chief Executive Officer and
                                       President

    Warren D. Fix............  58      Executive Vice President, Chief Financial Officer
                                       and Secretary

    Larry D. Bowers..........  44      Vice President -- Construction

    Kent L. Brown............  49      Vice President -- Controller and Assistant
                                       Secretary

    Jeffrey F. Hitz..........  51      Vice President -- Real Estate

    James E. Korroch.........  30      Vice President -- Operations

    David A. Redfern.........  30      Vice President -- Sales and Marketing

     For a description of the business background of Messrs. DeBoer and Fix, see "Proposal 1 -- ELECTION OF DIRECTORS."

     Larry D. Bowers has served as Vice President of Construction of the Company since March 1996. From September 1991 to March 1996, Mr. Bowers owned and operated Bowers Construction & Development, Inc., a general contracting and consulting company. From February 1984 to September 1991, Mr. Bowers served as a Division President of Robertson Homes. From November 1981 to February 1984, Mr. Bowers owned and operated Construction Management Services, a general contracting company.

     Kent L. Brown has served as Vice President -- Controller and Assistant Secretary of the Company since August 1996. From September 1993 to August 1996, Mr. Brown held the position of Manager -- Financial Analysis for THORN Americas, Inc., and from September 1990 to September 1993, he served as Director of Financial Reporting and Taxes for Foodbrands America, Inc. From September 1982 to September 1990, Mr. Brown served in various positions with the accounting firm of Ernst & Young, most recently as Senior Manager in the auditing department. Mr. Brown is a certified public accountant.

     Jeffrey F. Hitz has served as Vice President of Real Estate of the Company since May 1996. From July 1995 to May 1996, Mr. Hitz was a consultant to several retail chains on site selection and concept development. From October 1994 to July 1995, Mr. Hitz was Senior Vice President, Operations for EZCorp, Inc., a publicly traded retail chain. From August 1989 to October 1994, Mr. Hitz held several positions with THORN Americas, Inc., including most recently, Vice President, Development. From 1986 to 1989, Mr. Hitz was a multi-unit franchisee of two restaurant concepts in California and Arizona.

     James E. Korroch has served as Vice President of Operations of the Company since its inception. From April 1990 to June 1995, Mr. Korroch held sales, marketing and operations positions with Summerfield Hotel Corporation, most recently as General Manager of the Summerfield Suites Hotel in Schaumburg, Illinois. Mr. Korroch also served as Chairman of the Committee on Technology and the Committee on Corporate Communications at Summerfield.

     David A. Redfern has served as Vice President of Sales and Marketing of the Company since December 1995. From August 1994 to December 1995, Mr. Redfern served as the National Sales Director for the Summerfield Suites Hotel chain. From June 1993 to January 1995, Mr. Redfern served as a Task Force Manager for Summerfield Suites. From September 1991 to June 1993, Mr. Redfern attended the University of California -- Irvine, where he received his MBA degree. From January to June 1993, Mr. Redfern was also employed by Cruttenden & Co., Inc. as a research analyst. From August 1990 to September 1991, Mr. Redfern served as Director of Sales for the Summerfield Suites hotel in San Francisco, California. From 1988 to August 1990, Mr. Redfern was a Sales Manager for the Residence Inn by Marriott in La Jolla, California.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995 and December 31, 1996 of those persons who were either (i) the chief executive officer of the Company, (ii) one of the other most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 1996 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                   ANNUAL                     ------------
                                                COMPENSATION      OTHER          STOCK
                                                ------------      ANNUAL        OPTIONS       ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR      SALARY      COMPENSATION     (SHARES)     COMPENSATION
---------------------------------------  -----  ------------   ------------   ------------   ------------
Jack P. DeBoer.........................   1996    $ 96,000            --              --            --
  President and Chief Executive           1995      24,000(1)         --              --        $  645
  Officer
Warren D. Fix..........................   1996      96,000            --          50,000         6,117
  Chief Financial Officer and             1995      24,000(1)         --              --            --
  Secretary
Larry D. Bowers........................   1996      81,560        42,500          25,000         1,995
  Vice President -- Construction
James D. Korroch.......................   1996      80,000        23,750         100,000            --
  Vice President -- Operations

---------------

(1) Represents a base salary of $96,000 on an annualized basis.

     The following table sets forth certain information with respect to grants of stock options during 1996 to the Named Executive Officers pursuant to the Company's 1996 Equity Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL
                                                 PERCENTAGE                           REALIZABLE VALUE AT
                                                  OF TOTAL                              ASSUMED ANNUAL
                                    NUMBER OF     OPTIONS     EXERCISE               RATES OF STOCK PRICE
                                    SECURITIES   GRANTED TO   OR BASE                    APPRECIATION
                                    UNDERLYING   EMPLOYEES     PRICE                    FOR OPTION TERM
                                     OPTIONS     IN FISCAL      (PER     EXPIRATION  ---------------------
               NAME                 GRANTED(1)      YEAR       SHARE)       DATE        5%         10%
----------------------------------  ----------   ----------   --------   ----------  --------   ----------
Jack P. DeBoer....................         --        --            --            --        --           --
Warren D. Fix.....................     50,000        14%       $10.00     11/5/2006  $314,447   $  796,871
Larry D. Bowers...................     25,000         7         10.00     11/5/2006   157,224      398,436
James D. Korroch..................    100,000        29         10.00     11/5/2006   628,895    1,593,742

     The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 1996 pursuant to the Company's 1996 Equity Plan. No options were exercised or exercisable by any of the Named Executive Officers during 1996.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                            VALUE OF UNEXERCISED
                                              NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                   OPTIONS AT                    OPTIONS AT
                                                DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                                           ---------------------------   ---------------------------
                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                           -----------   -------------   -----------   -------------
        Jack P. DeBoer...................      --                   --       $--            $--
        Warren D. Fix....................      --               50,000        --             --
        Larry D. Bowers..................      --               25,000        --             --
        James E. Korroch.................      --              100,000        --             --

---------------

(1) Based on the average of the high and low sales price of the Company's Common Stock ($8.94) on the Nasdaq National Stock Market on December 31, 1996, minus the exercise price of the option, multiplied by the number of shares to which the option relates.

DIRECTOR COMPENSATION

     The Company's Independent Directors receive directors' fees of $4,000 for each Board of Directors meeting attended, provided, however, that no Independent Director shall receive a fee for any Board of Directors meeting conducted by unanimous written consent. In addition, each Independent Director receives $1,000 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Pursuant to the Company's 1996 Equity Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) was entitled to receive immediately prior to the commencement of the Offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Messrs. Ueberroth and Ferris waived their right to receive such grants. Also pursuant to the 1996 Equity Plan, each person who becomes a director subsequent to the Offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

AGREEMENTS RELATING TO EMPLOYMENT

     The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to continue to serve as the Company's President and Chief Executive Officer until August 1999. Mr. DeBoer will receive annual cash compensation pursuant to the employment contract, which is renewable from year to year thereafter. Mr. DeBoer shall be eligible for a bonus to be set by the Compensation Committee. The contract provides that upon a change of control of the Company or termination of employment under certain circumstances, Mr. DeBoer will be entitled to a payment equal to three times his average annual salary for the previous three years. The contract provides that, during the term of the contract, except with respect to certain passive investments in lodging companies and hotel properties and activities related to properties held at the time of the offering, Mr. DeBoer will not engage in the acquisition, founding, development, operation or management of any hotel companies or chains. For two years after Mr. DeBoer's contract ends, subject to the aforementioned exceptions, Mr. DeBoer will not engage in the acquisition, founding, development, operation, or management of any new hotel companies or chains.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION

     Compensation and benefit practices of the Company are established and governed by the Compensation Committee comprised exclusively of independent members of the Board of Directors. The Compensation

Committee establishes the general compensation policy of the Company, reviews and approves compensation of the senior executive officers of the Company and administers the Company's Stock Option Plan and any other employee benefit plans established by the Company. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable in consideration of all the facts, including practices of comparably sized corporations engaged in the extended-stay hotel business, (ii) adequately recognizes performance tied to creating shareholder value, (iii) is responsive to current tax, accounting and Securities and Exchange Commission guidelines, and (iv) meets overall Company compensation and business objectives.

     The Compensation Committee will attempt to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. In addition, the Compensation Committee will attempt to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. To this end, the compensation program will be designed to balance short and long-term incentive compensation to achieve desired results and pay for performance. The Company's compensation policy is to reward performance as measured by the creation of value for stockholders. The Compensation Committee will utilize base salary, certain annual bonus awards, annual cash incentive awards, and long-term incentive compensation pursuant to the 1996 Equity Participation Plan (the "1996 Equity Plan") as part of its program.

     Prior to the Offering, the Company did not have a Compensation Committee and all compensation decisions were made by Messrs. DeBoer and Fix, except for compensation decisions with respect to Messrs. DeBoer and Fix, which were made by Messrs. Ferris and Ueberroth. The Compensation Committee was formed in February, 1997 and its first meeting is scheduled to occur in connection with the Annual Meeting of Stockholders.

     Base Salary. Salaries for executives will be reviewed annually by the Compensation Committee based upon a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. Base salaries for the Company's executives through December 31, 1996 were determined in connection with the Company's initial public offering of Common Stock and not by the Compensation Committee. The base salary for each of the five highest paid officers for 1997 will be reviewed by the Compensation Committee in connection with the Meeting, and may be adjusted if the Compensation Committee believes that such adjustment would be reasonable in view of competitive practices, the Company's performance and the contribution of those officers to that performance.

     LONG-TERM INCENTIVE COMPENSATION.

     1996 EQUITY PARTICIPATION PLAN

     The Company has established the 1996 Equity Plan to provide an additional incentive for executive officers, other key employees, Independent Directors and consultants of the Company by personally benefitting them through the ownership of Company stock. The 1996 Equity Plan is designed to attract and retain executive officers, other key employees, Independent Directors and consultants of the Company. The 1996 Equity Plan provides for the award to executive officers, other key employees, Independent Directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards. A maximum of 900,000 shares have been reserved for issuance under the 1996 Equity Plan.

     The 1996 Equity Plan will be administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, including the exercise or sale price, the number of shares subject to the award and the exercisability thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Equity Plan.

     Effective upon the closing of the Offering, the Company issued to executive officers, other key employees, Independent Directors and consultants of the Company options to purchase approximately 355,200 unregis-tered shares of Common Stock pursuant to the 1996 Equity Plan. The options are exercisable at a price per share equal to $10, the initial public offering price of the Company's Common Stock. The total number of options granted to each individual was determined primarily by the position of the participant.

  401(k) Profit Sharing Plan

     Effective as of June 1, 1996, the Company adopted the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "401(k) Plan"). The 401(k) Plan is a profit sharing plan designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan covers all employees of the Company who have attained age 21 and have completed 1,000 hours of service, as that term is defined in the 401(k) Plan, and who have twelve months of service with the Company. Participants receive service credit for employment with the predecessor of the Company.

     A participant in the 401(k) Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the 401(k) Plan. Also, under the 401(k) Plan, the Company may, in its discretion, make matching contributions based on the pre-tax contributions of a participant that are not in excess of 6% of compensation. The Company did not make any matching contributions during 1996.

  Incentive Compensation Plan

     The Company intends to establish an incentive compensation plan for officers and key employees of the Company. This plan will provide for the payment of an annual bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Each participant's performance objectives, to be established at the beginning of the year by the Compensation Committee, will vary from year to year and may be based on measures of profitability, cash flow and other measures for the Company and various segments of the Company, as well as upon each individual's specific role within the Company. Pursuant to the Company's Employment Agreement with Mr. DeBoer, Mr. DeBoer shall be eligible for an annual bonus to be set by the Compensation Committee. The Company did not have an incentive compensation plan during 1996.

     Chief Executive Compensation. In 1996, Mr. DeBoer, the Company's President and Chief Executive Officer, received base compensation of $96,000 pursuant to a written employment agreement, the terms of which were determined at the time of the Offering and not by the Compensation Committee. Mr. DeBoer's salary for 1997 has not yet been determined.

     The foregoing report has been approved by all the members of the Compensation Committee.

     Date: April 14, 1997      Russell W. Meyer, Jr.
                               Tony M. Salazar
                               Peter V. Ueberroth

     The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the Offering, the Company did not have a Compensation Committee and all compensation decisions were made by Mr. DeBoer and Mr. Fix, except for compensation decisions with respect to Messrs. DeBoer and Fix, which were made by Messrs. Ferris and Ueberroth.

     The Company has implemented a policy requiring any material transaction or agreement with a related party to be approved by a majority of the directors not interested in such transaction or agreement, provided that they determine that the terms of any such transaction or agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party. In addition, pursuant to the terms of the Stockholders Agreement among the Initial Stockholders, the Company may not enter into any related party transactions (as defined therein) without the prior approval of the Initial Stockholders.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return of the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Lodging-Hotels Index for the period from November 5, 1996, the date of the Company's initial public offering, to December 31, 1996.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN*
            AMONG CANDLEWOOD HOTEL COMPANY, INC., THE S&P 500 INDEX
                         AND THE S&P HOTEL-MOTEL INDEX

  Measurement Period          Candlewood                   S&P Lodging -
(Fiscal Year Covered)         Hotel Inc.      S&P 500         Hotels
---------------------         ----------      -------      -------------
11/05/96                         100            100             100
12/31/96                          96            105              95

---------------
* Assumes $100 invested in the Common Stock of Candlewood Hotel Company, the S&P 500 Stock Index and the S&P Lodging-Hotels Index on November 5, 1996 and the reinvestment of any and all dividends.

                              CERTAIN TRANSACTIONS

     The Company leases the office space for its corporate headquarters in Wichita, Kansas from MSI Building, LLC ("MSI Building"), a limited liability company. The Company began occupying its office space on February 23, 1996 and as of December 31, 1996 had paid rent in the amount of $70,173 to MSI Building. The Company's lease has a term of 5 years. In addition, the Company leases certain equipment from MSI Building and has reimbursed MSI Building for certain leasehold improvements for the Company's office space. Such payments for the twelve months ended December 31, 1996 totaled $44,359. There were no such payments to MSI Building in 1995. Mr. DeBoer is a minority member of MSI Building.

     The Company obtains business insurance, such as property, liability, workers' compensation and group medical coverages, through Manning & Smith Insurance. The Company believes that the types and amounts are consistent with those obtained by similar businesses. For the period from October 1, 1995 to December 31, 1995 and the twelve months ended December 31, 1996, the Company had paid insurance premiums to Manning & Smith for such coverages in the amounts of $2,072 and $22,873, respectively. Mr. DeBoer owns a minority interest in Manning and Smith Insurance.

     As part of its strategic alliance with Doubletree Corporation ("Doubletree"), Candlewood enjoys the benefits of Doubletree's bulk phone rates, in-room video and television service arrangement and bulk purchase of supplies and other goods. The Company expects to utilize Doubletree's central reservation system and to benefit from Doubletree's established insurance and benefit programs. As additional Candlewood hotels commence operations, the Company anticipates that it will formalize the services to be provided by Doubletree and the cost of certain of those services. However, for the period January 1, 1996 to December 31, 1996, the Company made no payments to Doubletree for services. Mr. Richard J. Ferris and Mr. Peter V. Ueberroth, directors of the Company, are each Co-Chairman of Doubletree.

     The Company has arranged with a third party lender to provide construction loans and long-term financing for up to 80% of the cost of certain Company developed and franchised hotels, subject to approval by the Company and the lender on an individual property basis. Doubletree has agreed to guarantee certain portions of the loans made to the Company's franchisees and comparable portions of loans made to the Company under this arrangement. Doubletree has agreed to guarantee the amount of such loans in excess of approximately 56% of the hotel cost. The amount of such loans will not exceed 75% of the hotel cost, unless Candlewood manages the hotel, in which case such loans will not exceed 80% of the hotel cost. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the profits and residual value of the hotel and a 0.25-0.50% fee on the total loan amount outstanding.

     Doubletree has extended to the Company a $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. In connection with the Company's initial public offering, Doubletree loaned a substantial portion of the amount which it had previously contributed to Candlewood LLC ($12.3 million) to the Company, which is evidenced by a long-term note payable under the credit facility and which bears interest at a rate calculated based on the date equivalent amounts were originally contributed to Candlewood LLC. During 1996, the Company incurred interest expense totalling $122,932 related to the credit facility.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it with respect to fiscal 1996, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a), except that Mr. DeBoer filed his initial statement of beneficial ownership on Form 3 in connection with the Company's initial public offering one day late.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders. The Company's Bylaws authorize a Board comprised of at least four directors and no more than seven directors, with the exact number set by resolution of the Board. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at seven. There are seven nominees for election to the Board of Directors.

     Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company and was elected to his present term of office pursuant to the Bylaws of the Company. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since then.

                                                                                     FIRST BECAME
          NAME            AGE            PRINCIPAL OCCUPATION OR POSITION             A DIRECTOR
          ----            ---            --------------------------------            ------------
Gary E. Costley           53      President, Chief Executive Officer and Chairman        1997
                                  of the Board of International Multifoods
                                  Corporation

Jack P. DeBoer            65      President, Chief Executive Officer and Chairman        1996
                                  of the Board of the Company

Richard J. Ferris         60      Co-Chairman of Doubletree Corporation                  1996

Warren D. Fix             58      Executive Vice President, Chief Financial              1996
                                  Officer and Secretary of the Company

Russell W. Meyer, Jr.     64      Chief Executive Officer and Chairman of the            1997
                                  Board of Cessna Aircraft Co.

Tony M. Salazar           45      Executive Vice President of McCormack Baron &          1997
                                  Associates

Peter V. Ueberroth        59      Co-Chairman of Doubletree Corporation                  1996

     Gary E. Costley has served as director of the Company since March 1997. Mr. Costley is the Chairman of the Board, President and Chief Executive Officer of International Multifoods Corporation, positions he has held since January 1997. From 1995 to 1996, he served as Dean and Professor of the Babcock Graduate School of Management at Wake Forest University. From 1970 to 1994, Mr. Costley held numerous positions within the Kellogg Company, including most recently, President of Kellogg North America, President and Chairman of Kellogg USA, Chairman of Kellogg Canada and Executive Vice President of Kellogg Company. Mr. Costley serves on the boards of directors of International Multifoods, Inc., Pharmacopeia, Inc., and Bush Brothers, Inc.

     Jack P. DeBoer has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. In 1975, Mr. DeBoer founded the Residence Inn Company, an upscale extended-stay chain which he built to 100 hotels before selling the company to Marriott Corporation in 1987. Mr. DeBoer has consented to become a member of the Board of Trustees of Innkeepers USA Trust, a publicly-held lodging real estate investment trust, following the consummation of its purchase of seven hotels which are owned by entities affiliated with Mr. DeBoer.

     Richard J. Ferris has served as a director of the Company since its inception. Since June 1992, Mr. Ferris has served as Co-Chairman of Doubletree. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of UAL Corporation, a position he held from April 1976 to June 1987. Mr. Ferris serves as a director of The Procter and Gamble Company, Amoco Corporation, Evanston Hospital Corporation and as a director and Chairman of the Board of the PGA Tour Policy Board, for which he serves as Chairman.

     Warren D. Fix has served as a director and the Executive Vice President, Chief Financial Officer and Secretary of the Company since its inception. From July 1994 to October 1995, Mr. Fix was a Consultant to Doubletree, primarily developing debt and equity sources of capital for hotel acquisitions and refinancings. Additionally, Mr. Fix was a partner in The Contrarian Group from December 1992 to October 1995. From 1989 to December 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions within The Irvine Company, including most recently, Chief Financial Officer. Mr. Fix serves on the boards of directors of El Dorado Bank and Alexander Haagan Properties, Inc., both publicly traded companies.

     Russell W. Meyer, Jr. has served as a director of the Company since February 1997. Mr. Meyer has served as the Chairman and Chief Executive Officer of Cessna Aircraft Company since 1975. Mr. Meyer is a director of NationsBank Corporation, Western Resources, Inc., both publicly traded companies, and is a member of the Board of Trustees of Wake Forest University.

     Tony M. Salazar has served as a director of the Company since February 1997. Mr. Salazar is the Executive Vice President of McCormack Baron & Associates, a private real estate development and property management company, a position which he has held since 1985. He previously served as the Executive Director of the Kansas City Neighborhood Alliance, a community development and financing agency. Mr. Salazar is a member of the board of directors at the California Community Foundation.

     Peter V. Ueberroth has served as a director of the Company since its inception. Since June 1992, Mr. Ueberroth has served as Co-Chairman of Doubletree. From April 1989 to the present, Mr. Ueberroth has been Managing Director and a Principal of The Contrarian Group, a business management company. From March 1984 to March 1989, Mr. Ueberroth served as the sixth Commissioner of Major League Baseball. Mr. Ueberroth serves as a director of The Coca-Cola Company, Transamerica Corporation and Ambassadors International, Inc., for which he serves as Co-Chairman.

     The Board of Directors held three meetings (including those held by written consent) during the fiscal year ended December 31, 1996. Each director who was a member of the Board at the date of the respective meetings attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period.

     The Company did not establish standing Audit and Compensation Committees until 1997 and has not established a Nominating Committee. During 1997, Messrs. Ferris, Meyer and Salazar will comprise the Audit Committee. The Audit Committee's responsibilities include (i) recommending the selection of the Company's independent public auditors to the Board of Directors, (ii) consulting with the independent auditors with regard to the plan and scope of audit, (iii) reviewing in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, and
(iv) consulting with the independent auditors with regard to the adequacy of internal controls, and, if need be, to consult also with management regarding the same. During 1997, the Compensation Committee will be comprised of Messrs. Meyer, Salazar and Ueberroth. The Compensation Committee reviews and approves executive salaries, considers awards to be granted under the Company's officer bonus plan and performs other related functions upon request of the Board of Directors.

BOARD COMPENSATION AND BENEFITS

     The Company's Independent Directors will receive directors' fees of $4,000 for each Board of Directors meeting attended, provided, however, that no Independent Director shall receive a fee for any Board of Directors meeting conducted by unanimous written consent. In addition, each Independent Director will receive $1,000 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Pursuant to the Company's 1996 Equity Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) is entitled to receive immediately prior to the commencement of the Offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Messrs. Ueberroth and Ferris have waived their right to receive such grants. Also pursuant to the 1996 Equity Plan, each person who becomes a director subsequent to the Offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. Messrs. Costley, Meyer and Salazar each received options to purchase 10,000 shares of Common Stock at the time of their election to the Board of Directors. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

VOTE AND RECOMMENDATION

     Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the seven nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL SEVEN NOMINEES.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The firm of KPMG Peat Marwick LLP, the Company's independent accountants for the Company's initial public offering and for the fiscal year ended December 31, 1996, was selected by the Board of Directors to act in the same capacity for the fiscal year ending December 31, 1997. Neither the firm nor any of its members has any relationship with the Company or any of its affiliates except in the firm's capacity as the Company's auditor.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and respond to appropriate questions from the stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     All proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by that date which is sixty days prior to the date of the 1998 Annual Meeting of Stockholders, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,
                                          [SIG]
                                          Warren D. Fix
                                          Secretary

Dated: April 14, 1997

                         CANDLEWOOD HOTEL COMPANY, INC.

    PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 1997

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
            THE BOARD OF DIRECTORS OF CANDLEWOOD HOTEL COMPANY, INC.


        The undersigned stockholder of Candlewood Hotel Company, Inc., a Delaware corporation, hereby appoints each of Jack P. DeBoer and Warren D. Fix, with full power to act without the other and to appoint his substitute, as Proxy and attorney-in-fact and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all the shares of voting stock of Candlewood Hotel Company, Inc. held of record by the undersigned on April 7, 1997, at the 1997 Annual Meeting of Stockholders to be held on May 19, 1997, or any adjournment or postponement thereof, with respect to:

1.  ELECTION OF DIRECTORS.           [ ]                            [ ]
                            FOR all seven nominees          WITHHOLD AUTHORITY
                         listed at the right (except      to vote for all seven
                         as marked to the contrary)       nominees listed at the
                                                                   right

    (INSTRUCTION: To withhold authority to vote for any nominee, draw a line through (or otherwise strike out) his name in the list below.)
                Mr. Gary E. Costley
                Mr. Jack P. DeBoer
                Mr. Richard J. Ferris
                Mr. Warren D. Fix
                Mr. Russell W. Meyer, Jr.
                Mr. Tony M. Salazar
                Mr. Peter V. Ueberroth

2. RATIFICATION OF KPMG PEAT MARWICK LLP AS THE AUDITORS TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 1997.
                 FOR                  AGAINST                ABSTAIN
                 [ ]                    [ ]                    [ ]

3. SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING, AS TO WHICH DISCRETIONARY AUTHORITY IS GRANTED TO SAID PROXY.
                 FOR                  AGAINST                ABSTAIN
                 [ ]                    [ ]                    [ ]

                                   (Continued and to be signed on reverse side)



        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is executed and no direction is made, this proxy will be voted "FOR" all seven nominees listed under proposal 1. "FOR" proposal 2 and as the Proxy deems advisable on such other matters as may properly come before the meeting.

        A majority of the proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE UNDERSIGNED ACKNOWLEDGE RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT
        DATED APRIL 14, 1997 AND THE 1997 ANNUAL REPORT OF THE COMPANY.

                                Dated: ________________________________________

                                Signature: ____________________________________

                                Signature: ____________________________________

                                (Please sign exactly as name appears on your Candlewood Hotel Company, Inc. Stock Certificate. If you are unsure how your name appears, please contact Candlewood Hotel Company, Inc. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)